CHEUNG LABORATORIES, INC.

                              AMENDMENT TO BY-LAWS

                                   ARTICLE II
                                    DIRECTORS


Section 6 - NOTICE

         Notice of every regular or special meeting of the Board of Directors shall be given to each Director by written notice stating the time and place of the meeting. Notice is given to a Director when it is delivered personally to him, left at his last known business or residence address, sent by telecopier or facsimile transmission to the Director's last known telephone or telecopier number, or by overnight delivery, including, but not limited to, Federal Express, as least 24 hours before the time of the meeting or, in the alternative be mailed to his last known business or residence address as it appears on the records of the Corporation at least 72 hours before the time of the meeting. Any Director may waive notice of any meeting by written waiver filed with the records of the meeting, either before or after the holding thereof. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transacting of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need to be specified in the notice or waiver of such meeting.

         The Board of Directors may exclude from deliberations of the Board, and also from participation at a meeting of the Board (such exclusion from participation including lack of notice of the Board meeting as well as actual participation in the Board meeting) any Director or Directors which the Board of Directors has a bona fide reason to believe has a conflict of interest in receiving and evaluating sensitive information dealing with business opportunities or business of the Corporation such that the imparting of such knowledge to the affected Director or Directors could cause serious injury to the Corporation's business or business opportunities. This provision shall take effect immediately upon approval by the Board of Directors.